Exhibit 4.50

Partnership Agreement

of

Huatai (Ningxia) Enterprise

Counseling Service Partnership

(Limited Partnership)

October 2019

Partnership Agreement

of

Huatai (Ningxia) Enterprise Counseling Service Partnership

(Limited Partnership)

This Agreement is made in Yinchuan, Ningxia as of October 21, 2019 by and between:

Yinchuan Xingyin Investment Fund Partnership (Limited Partnership)

Address: No. 57 Yinchuan Economic and Technological Development Zone Innovation Park, East Huanghe Road, Jinfeng District, Yinchuan City

Representative of the managing partner: WANG Xiwei and

Pintec (Ganzhou) Technology Co., Ltd.

Address: 502, Building B4, Ganzhou International Enterprise Center, north side of Xiangjiang Avenue and west side of North Huajian Road, Ganzhou Economic and Technological Development Zone, Ganzhou City, Jiangxi

Legal representative: WEI Wei

This Partnership Agreement of Huatai (Ningxia) Enterprise Counseling Service Partnership (Limited Partnership) (this “Partnership Agreement”) is entered into by and between Pintec (Ganzhou) Technology Co., Ltd., as the General Partner, and the Limited Partner listed below and executing this Partnership Agreement

The General Partner and the Limited Partner listed below are collectively referred to as the “Parties”. Pursuant to the Limited Partnership Law of the People’s Republic of China (the “Partnership Law”), the Contract Law of the People’s Republic of China (the “Contract Law”) and other applicable laws, rules and regulations, through friendly consultation, the Parties agree to jointly establish a limited partnership, and hereby enter into this Partnership Agreement for mutual compliance:

Chapter 1 Interpretation

1.1	Definitions

For purpose of this Partnership Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth in this Section 1.1:

1.1.1	“Partnership Agreement” means this Partnership Agreement of Huatai (Ningxia) Enterprise Counseling Service Partnership (Limited Partnership).

1.1.2	“Partnership Law” means the Limited Partnership Law of the People’s Republic of China.

1.1.3

“Limited Partnership”, the “Limited Partnership”, “Partnership” or the “Partnership” means Huatai (Ningxia) Enterprise Counseling Service Partnership (Limited Partnership) jointly established by the Parties hereto pursuant to the Partnership Law.

1.1.4	“Person” means any natural person, partnership, company or other legal or economic entity.

1.1.5

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls or is under common control with such Person. For purpose of the preceding sentence, “control” means possessing the power to direct the main business or personal activities of a Person, whether through ownership of shares or voting power or any other relationship that is generally deemed to have the power of control.

1.1.6	“Limited Partnership Expenses” means the expenses that shall be borne by the Limited Partnership itself.

1.1.7	“General Partner” means Pintec (Ganzhou) Technology Co., Ltd., the General Partner of the Limited Partnership.

1.1.8	“Limited Partner” means Yinchuan Xingyin Investment Fund Partnership (Limited Partnership), the Limited Partner of the Limited Partnership.

1.1.9	“Managing Partner” means the Managing Partner of the Limited Partnership, i.e. the General Partner Pintec (Ganzhou) Technology Co., Ltd.

1.1.10	“Partners” means the General Partner and the Limited Partner collectively, and “Partner” means the General Partner or the Limited Partner (as applicable), unless otherwise indicated herein.

1.1.11	“Subscribed Capital Contribution” means, with respect to any Partner, the amount that such Partner has agreed to contribute to the Limited Partnership pursuant to this Partnership Agreement.

1.1.12	“Total Subscribed Capital Contribution” means the total amount that the Partners have agreed to contribute to the Limited Partnership pursuant to this Partnership Agreement.

1.1.13	“Contributed Capital” means, with respect to any Partner, the amount that such Partner has actually contributed to the Limited Partnership pursuant to this Partnership Agreement.

1.1.14	“Working Day” means any day that is not a legal holiday or day off in China.

1.1.15	“RMB” means Renminbi, unless otherwise specified.

1.1.16	“Income” means the total proceeds received by the Limited Partnership (excluding the principal) net of the Limited Partnership Expenses.

1.1.17

“Material Event” means any of the following: any violation of the laws and regulations or any punishment that may affect the security of Partnership assets; any material adjustment of the applicable laws, regulations or policies that may affect the security of Partnership assets; or any other event that may cause material loss to Partnership assets, including without limitation any material loss to the assets or any investment project (representing at least 10% of the total assets of the Partnership) of the Partnership; any change in the legal name or domicile of the General Partner; any material litigation, arbitration or other administrative actions instituted by or against the Partnership or the General Partner; any related-party transaction involving Partnership’s assets; any change in the major shareholders or contribution structure of the General Partner; the General Partner goes bankrupt, enters into liquidation, has its business license revoked or otherwise loses its capacity or ability to manage the Partnership; the investee of the Partnership runs into serious difficulties in business operation or there’s sufficient evidence showing that such investee has failed in its technology or product development; or the investee of the Partnership or any key member of its management is involved in any litigation or arbitration proceedings or subject to restrictions imposed by any judicial or administrative authority on its or his property.

1.2	Headings

The section headings contained in this Partnership Agreement are for reference purposes only and shall not be construed to define, limit or expand the scope of this Partnership Agreement or the provisions hereof.

Chapter 2 Establishment of the Limited Partnership

2.1	Basis of establishment

Pursuant to the Limited Partnership Law of the People’s Republic of China (the “Partnership Law”), the Contract Law of the People’s Republic of China (the “Contract Law”) and other applicable laws, rules and regulations, and the terms and conditions set forth in this Partnership Agreement, the Parties agree in writing to jointly establish a limited partnership.

2.2	Name

Name of the Limited Partnership: Huatai (Ningxia) Enterprise Counseling Service Partnership (Limited Partnership) (subject to final approval by and registration with the competent administration for industry and commerce).

2.3	Registered address

Registered address of the Limited Partnership: Room 1405, 15A/F, Building 1, Phase 3 of Yinchuan iBi Yucheng Center, No. 490 Ning’an Street, Jinfeng District, Yinchuan City, Ningxia (subject to final approval by and registration with the competent administration for industry and commerce).

2.4	Purpose of partnership

The purpose of the Limited Partnership is to contribute RMB500,000,000 to the registered capital of Pintec (Yinchuan) Technology Co., Ltd. (the “Target Company”), of which, RMB8,000,000 will be added to the paid-in capital of the Target Company, representing 40% of the total registered capital (RMB20,000,000) of the Target Company immediately after such capital increase, and the balance thereof will be recorded as the capital reserve of the Target Company.

2.5	Scope of business

Scope of business of the Limited Partnership: economic information consulting, business information consulting and enterprise management counseling (any business subject to approval according to law may only be operated with the approval of the competent authorities) (subject to final approval by and registration with the competent administration for industry and commerce).

2.6	Establishment and term of partnership

The Parties agree and undertake in writing to execute all documents and perform all procedures necessary for the registration of the Limited Partnership. The date of establishment of the Limited Partnership shall be the issue date of its business license. The Limited Partnership shall have a term of 【5】 years.

2.7	Special agreement prior to the establishment of the Limited Partnership

The Managing Partner shall be responsible for all matters relating to the establishment of the Limited Partnership. The Limited Partner shall give cooperation to the Managing Partner and provide necessary documents and perform necessary procedures in connection therewith.

Chapter 3 Partners and Their Capital Contributions

3.1	Partners

3.1.1	The General Partner of the Limited Partnership is Pintec (Ganzhou) Technology Co., Ltd.

3.1.2	Names and addresses of Partners

No.	Name	Type	Address
1	Pintec (Ganzhou) Technology Co., Ltd.	General Partner and Managing Partner	502, Building B4, Ganzhou International Enterprise Center, north side of Xiangjiang Avenue and west side of North Huajian Road, Ganzhou Economic and Technological Development Zone, Ganzhou City, Jiangxi

2	Yinchuan Xingyin Investment Fund Partnership (Limited Partnership)	Limited Partner	No. 57 Yinchuan Economic and Technological Development Zone Innovation Park, East Huanghe Road, Jinfeng District, Yinchuan

3.2	Register of Partners

The Managing Partner shall maintain a register of Partners at its place of business, which shall contain the name, address, Subscribed Capital Contribution and Contributed Capital of each Partner and other information that the Managing Partner deems necessary. The Managing Partner shall update the register of Partners from time to time in case of any change in such information.

3.3	Subscribed Capital Contributions

The amount of Total Subscribed Capital Contributions made by the Partners as of the date of this Partnership Agreement is RMB500,000,000 (In words: five hundred million Yuan), wherein:

(1)	the General Partner Pintec (Ganzhou) Technology Co., Ltd. agrees to contribute RMB300,000,000 (In words: three hundred million Yuan); and

(2)	the Limited Partner Yinchuan Xingyin Investment Fund Partnership (Limited Partnership) agrees to contribute RMB200,000,000 (In words: two hundred million Yuan).

No.	Name	Subscribed Capital Contribution (RMB)	Ratio of Subscribed Capital Contribution	Form of capital contribution	Time limit for capital contribution
1	Pintec (Ganzhou) Technology Co., Ltd.	300,000,000	60%	Cash	Prior to October 31, 2022
2	Yinchuan Xingyin Investment Fund Partnership (Limited Partnership)	200,000,000	40%	Cash	Prior to October 31, 2022

3.4	Capital contributions

3.4.1	The General Partner and the Limited Partner shall make capital contributions at the same ratio and time as specified in the Capital Call issued by the Managing Partner .

3.4.2

The Managing Partner shall issue a Capital Call to each of the Partners before the Partners are required to make capital contributions each time. Such Capital Call shall be delivered to each Partner 5 Working days in advance and specify the time limit for such capital contribution (the “Due Date”).

3.4.3	Each Partner shall make capital contributions in respect of its Subscribed Capital Contribution according to the provisions hereof and the requirements of the relevant Capital Call.

Chapter 4 General Partner

4.1	Unlimited liability

The General Partner shall assume an unlimited joint and several liability for the debts of the Limited Partnership.

4.2	Representative of the Managing Partner

The Managing Partner of the Partnership is Pintec (Ganzhou) Technology Co., Ltd. The Managing Partner shall appoint its representative in writing and notify the Limited Partner of the same. The Managing Partner shall procure that its representative will handle the affairs of the Limited Partnership independently and comply with the provisions hereof.

4.3	Powers

Unless otherwise provided herein, the Managing Partner shall have the power of investment management and implementation with respect to the affairs of the Limited Partnership and other powers granted to it under the Partnership Law and this Partnership Agreement, including without limitation:

(1)	to conduct the specific business of the Limited Partnership pursuant to this Partnership Agreement, resolutions of the meeting of Partners and resolutions of the Investment Committee;

(2)	to manage and maintain the assets of the Limited Partnership, including without limitation investment assets, non-investment assets and intellectual property rights;

(3)	to take all actions required to enable the Limited Partnership to maintain its good standing and conduct the business in the capacity of a limited partnership;

(4)

to take all necessary actions to safeguard the security of the properties of the Limited Partnership and minimize the risks that the business activities of the Limited Partnership may bring to the Limited Partnership, the General Partner and their respective properties to the extent practicable;

(5)	to handle the tax affairs of the Limited Partnership in accordance with the applicable tax regulations of the country; and

(6)	to execute, deliver and perform the documents on behalf of the Limited Partnership.

4.4	Duties

4.4.1

The General Partner shall be assiduous in performance of duties pursuant to the provisions hereof, maintain the uniformity, integrity and security of Partnership properties, preserve and increase the value of Partnership properties, and perform the following duties (without limitation):

(1)	to deliver the operation report and financial statements of the Limited Partnership in writing to the Limited Partner every half a year; and

(2)	to promptly report the occurrence of any Material Event affecting the assets of the Partnership to the Limited Partner in writing.

Chapter 5 Limited Partner

5.1	Limited liability

The liability of the Limited Partner for the debts of the Limited Partnership shall be limited to its Subscribed Capital Contribution.

5.2	Rights

5.2.1	To supervise the management of the affairs of the Partnership by the General Partner;

5.2.2	To participate in the decision on the admission or withdrawal of any Partner;

5.2.3	To access the information about the business situations and financial conditions of the Partnership;

5.2.4	To request the convening of, attend or appoint a proxy to attend and exercise its voting right at any meeting of Partners according to law;

5.2.5	To transfer the investment held by it in the Partnership pursuant to the applicable laws and regulations and the provisions hereof;

5.2.6	To participate in the Income distribution of the Partnership pursuant to the provisions hereof;

5.2.7	When the Managing Partner fails to exercise its rights, to bring actions in its own name for the benefit of the Partnership; and

5.2.8	To exercise other rights available under the applicable laws and regulations and this Partnership Agreement.

5.3	Duties

5.3.1

To make capital contributions on time, comply with the requirements of Capital Calls and perform the obligation of capital contributions thereunder, and maintain the uniformity of Partnership properties pursuant to the provisions hereof;

5.3.2	Not to engage in any investment activity to the detriment of the interest of the Partnership;

5.3.3	Not to handle the affairs of the Partnership or represent the Partnership, however, the Limited Partner shall not be deemed to handle the affairs of the Partnership if it:

(1)	participates in the decision on the admission or withdrawal of the General Partner;

(2)	participates in the selection of any accounting firm to perform an audit on the Partnership;

(3)	obtains any audited financial and accounting report of the Partnership;

(4)	inspects the financial accounts and other financial data of the Partnership involving its interest;

(5)	lodges claims or takes actions against any responsible Partner when its interest in the Partnership is damaged; or

(6)	when the Managing Partner fails to exercise its rights, urges it to do so or brings actions in its own name for the benefit of the Partnership; and

5.3.4	To perform other duties provided by the applicable laws and regulations and this Partnership Agreement.

5.4	Representations and warranties of the Limited Partner

The Limited Partner hereby represents and warrants that:

(1)

it has carefully read and understands the meanings of this Partnership Agreement, and the General Partner has fully disclosed and called its attention to the risks associated with its investment and duly performed the duties and obligations of the General Partner hereunder;

(2)

the capital contributed by it to the Limited Partnership comes from legal sources and its method of capital contribution complies with the applicable laws and regulations and the provisions hereof; and

(3)

it has performed the applicable internal procedures to adopt valid resolutions on and obtained due authorization for its execution of this Partnership Agreement, the person signing this Partnership Agreement on its behalf is its legal and valid representative, and its execution of this Partnership Agreement will not cause it to be in violation of its articles of association, or any provision legally binding on it or to breach its obligations under any other agreement.

Chapter 6 Affairs of the Partnership

6.1	Management of the affairs of the Partnership

6.1.1	The Managing Partner shall:

(1)	be a company or partnership duly incorporated in the Mainland China;

(2)	make its capital contributions to the Partnership on time, and assume an unlimited joint and several liability for the debts of the Partnership;

(3)	not have any director, supervisor, officer or employee who has seriously violated the law in the past three years;

(4)	has the premises, security facilities and other facilities required for the operation of the Partnership that meet the applicable conditions; and

(5)	have in place sound internal governance structure and risk control system.

6.1.2

Unless otherwise provided by the law or this Partnership Agreement, the Managing Partner shall have the exclusive power to manage, control and operate the Limited Partnership and its investment and other activities. Such powers shall be exercised by the Managing Partner directly or through any representative appointed by the Managing Partner.

6.1.3

The Managing Partner shall have the right to enter into contracts for the Limited Partnership in the name of the Limited Partner, to effectuate the business objectives and purpose of the Limited Partnership.

6.1.4	Duties of the Managing Partner

(1)	To make its capital contributions to the Partnership in full within the time limit specified in this Partnership Agreement;

(2)

If it carries on any related-party transaction in the name of the Limited Partnership with it or any of its Affiliates pursuant to the provisions hereof without the unanimous consent of the Partners, to ensure that such related-party transaction observes the arm’s-length principle of pricing, and will not damage the interest of the Partnership or the Limited Partner; and

(3)	To ensure that the management and operation of the Partnership comply with the applicable laws and regulations and the provisions hereof.

6.2	Investment Committee

6.2.1

The Partners unanimously agree in writing that the Limited Partnership shall set up an investment committee (the “Investment Committee”), which shall be the investment decision-making body of the Partnership, responsible for deciding on the investments falling within the purpose specified herein during the Term of the Partnership.

6.2.2

The Investment Committee shall consist of 【3】 members, including one member appointed by Yinchuan Xingyin Investment Fund Partnership (Limited Partnership) and two members appointed by Pintec (Ganzhou) Technology Co., Ltd. In case the number of the members of the Investment Committee is less than the number prescribed above due to resignation or removal of any member or any other reason, new member(s) shall be appointed.

6.2.3

During the Term of the Limited Partnership, the composition of the Investment Committee or the right to appoint members thereof shall not be modified without the unanimous written consent of the Partners.

6.2.4

A meeting of the Investment Committee shall be held only when all members thereof are present. Any resolution of the Investment Committee shall be valid only if it has been approved by all members present at the meeting. A member of the Investment Committee who is not present at the meeting for any reason shall appoint a proxy in writing to attend and exercise his voting rights at the meeting on his behalf. The Managing Partner shall be responsible for implementing the resolutions adopted by the Investment Committee.

6.2.5

The Investment Committee may hold face-to-face meetings or adopt resolutions in writing. A meeting of the Investment Committee shall be valid only when all members thereof are present, and shall be chaired by the member appointed by the Managing Partner.

Chapter 7 Meeting of Partners

7.1

The meeting of Partners shall be the highest authority of the Partnership, and comprise all Partners. The General Partner shall appoint two representatives, and the Limited Partner shall appoint one representative, to attend the meeting of Partners. The meeting of Partners shall be convened and chaired by the representative appointed by the Managing Partner.

7.2

The Partners shall hold regular meetings at least once a year, which shall be held within 30 Working Days after each anniversary of the date of establishment of the Partnership. A special meeting of Partners may be convened on the requisition of the Managing Partner or two thirds of the Partners.

7.3

With respect to each meeting of Partners, the Managing Partner shall notify the Partners of the time and date of the meeting and the matters for consideration at the meeting (including sufficient background and information about such matters, to facilitate the decision-making by the Partners; any matter not set forth in such notice shall not be discussed at the meeting), in writing, by telephone, text message or email or otherwise, 7 Working Days prior to the date of the meeting if it is a regular meeting, or 3 Working Days prior to the date of the meeting if it is a special meeting.

7.4	Each Partner shall have one vote at the meeting of Partners. Votes may be cast by facsimile or otherwise in writing.

7.5	Meeting of Partners

7.5.1	Resolutions on the following matters shall be subject to unanimous consent of the Partners:

(1)	any change in the name, scope of business or principal place of business of the Partnership;

(2)	dissolution or liquidation of the Partnership;

(3)	any amendment to this Partnership Agreement;

(4)	any transfer or disposal of the real estate, intellectual property rights or other property rights of the Partnership;

(5)	any transaction between a Partner and the Partnership;

(6)	admission or withdrawal of any Limited Partner;

(7)	provision of any guarantee in the name of the Partnership;

(8)	decision on the members of the Investment Committee;

(9)

upon any distribution by, withdrawal from or liquidation of the Partnership, selection of the method and an agency to evaluate the assets (including the equities that have not been liquidated) held by the Partnership; and

(10)	other matters that shall be decided by the meeting of Partners pursuant to the applicable laws and regulations or the provisions hereof.

Chapter 8 Expenses, Income Distribution and Loss Sharing

8.1	Expenses

The operating expenses incurred in the management and operation of the Partnership shall be borne by the General Partner.

8.2	Principle of income distribution and loss sharing

The income earned by the Partnership from its investment in the Target Company mainly consists of the income on equity investment and other income. Government subsidies (including tax returns and fiscal subsidies, if any) received by the Partnership shall not be included in its investment income, and shall be wholly distributed to the Managing Partner after receipt thereof.

The investment income earned and the operating losses incurred by the Partnership during its Term shall be distributed to the Partners pro rata in proportion to their Contributed Capital, unless otherwise agreed by the Partners.

8.3	Income tax

Pursuant to the Partnership Law, the Limited Partnership is not a taxpayer for income tax purpose, so each Partner shall file the income tax returns and pay income taxes in respect of its investment income in connection with the Limited Partnership.

8.4	Value-added tax and related surcharges

The Limited Partnership shall pay the value-added taxes and related surcharges, if any, that may be imposed on it during its Term.

8.5	Assumption of operating losses

In case the General Partner violates the applicable laws and regulations or the provisions hereof resulting in any loss to the Partnership, the General Partner shall bear and indemnify the Partnership for such loss.

Chapter 9 Accounting and Report

9.1	Bookkeeping

The Managing Partner shall maintain account books of the Limited Partnership during such period as required by law that conform to the applicable laws and reflect the transactions of the Limited Partnership, as the basis of the financial statements of the Limited Partnership submitted to the Limited Partner.

9.2	Accounting year

The accounting year of the Limited Partnership shall begin on January 1 and end on December 31 of each calendar year, provided that the first accounting year of the Limited Partnership shall begin on the date of establishment of the Limited Partnership and end on December 31 of the year in which it was established, and the last accounting year of the Limited Partner shall begin on January 1 of that year and end on the date immediately preceding the beginning of the liquidation period of the Limited Partnership.

Chapter 10 Transfer of Interests and Withdrawal

10.1	Transfer of interests by Partner

A Partner may transfer the interests held by it in the Partnership with the unanimous consent of the Partners.

10.2	Withdrawal of Partner

A Partner may withdraw from the Partnership with the unanimous consent of the Partners. In such case, the other Partner(s) shall make a settlement with the withdrawn Partner according to the then financial conditions of the Partnership and have the Partnership return the withdrawn Partner’s share of the properties of the Partnership, and each Partner shall have the obligation to urge the Managing Partner to perform the procedures for registration of the relevant changes with the competent administration for industry and commerce and give cooperation in this regard.

10.3	After a Partner withdraws from the Partnership, the special agreements, if any, made by it in relation to the Partnership shall cease to be effective.

Chapter 11 Dispute Resolution

Any dispute arising out of or in connection with this Partnership Agreement shall be settled by the Parties through friendly consultation in the first instance. In case no settlement can be reached, either Party may submit the dispute to the people’s court having jurisdiction in the place where the Limited Partner is located for settlement through litigation.

Chapter 12 Liability for Breach

Any Party who breaches any of its obligations, covenants or warranties contained herein shall be deemed to have breached this Partnership Agreement. The non-breaching Party shall have the right to request the breaching Party to indemnify it for the losses arising therefrom, including the costs and expenses incurred by the non-breaching Party in taking remedial measures, and to assume the corresponding liability for breach depending on the actual circumstance of such breach.

Chapter 13 Dissolution and Liquidation

13.1	Dissolution

The Limited Partnership shall be terminated and liquidated in the event of any of the following:

(1)	where the General Partner submits a proposal for the dissolution of the Limited Partnership which is unanimously voted through by the Partners;

(2)	where the Term of the Limited Partnership expires;

(3)	where all investments made by the Limited Partnership have been finished and the Limited Partnership has recovered the funds it invested in advance;

(4)	where the Limited Partnership is unable to continue its operation due to any event of force majeure;

(5)	where the number of Partners has been less than the number required by law for 30 days;

(6)	where one or more Limited Partners seriously breach this Partnership Agreement, as a result of which the General Partner determines that the Limited Partnership is unable to continue its operation;

(7)	where the Limited Partnership has its business license revoked or is ordered to close down or be dissolved according to law; or

(8)	where the Limited Partnership shall otherwise be dissolved according to the applicable laws and regulations of the country or the provisions hereof.

13.2	Liquidation

13.2.1	The liquidator shall be appointed pursuant to the Partnership Law.

13.2.2	The liquidator shall be responsible for managing all assets of the Limited Partnership that have not been liquidated.

13.3	Order of payment upon liquidation

13.3.1

Upon the liquidation of the Limited Partnership after the expiration or termination of the Term, after payment of the liquidation expenses, the properties of the Limited Partnership shall be applied and distributed in the following order:

(1)	to pay the liquidation expenses and employees’ salaries;

(2)	to pay social insurance contributions;

(3)	to pay legal compensation;

(4)	to pay the taxes due and unpaid;

(5)	to discharge the debts of the Limited Partnership;

(6)	to return the Contributed Capital of the Limited Partner; and

(7)	to return the Contributed Capital of the General Partner.

The amounts payable under Clauses (1) and (6) must be paid in cash, and if there isn’t sufficient cash available, additional assets (if any) shall be liquidated. The amounts payable under Clause (5) shall be paid in such manner as agreed with the relevant creditors through consultation.

13.3.2

Where the Limited Partnership does not have sufficient properties to discharge its debts, the General Partner shall assume an unlimited joint and several liability to the creditors of the Limited Partnership.

Chapter 14 Miscellaneous

14.1	Notices

14.1.1	Any notice, demand or communication given hereunder shall be made in writing and be deemed to have been effectively given if delivered or sent to the following addresses:

(1)	If to the Managing Partner:

Attention: WANG Peicheng

Address: 10/F, Heng’an Plaza, No. 17 North Dongsanhuan Road, Chaoyang District, Beijing

Telephone: [Redacted]

Email: peicheng.wang@pintec.com

(2)	If to the Limited Partner:

Attention: WANG Huan

Address: No. 57 Yinchuan Economic and Technological Development Zone Innovation Park, East Huanghe Road, Jinfeng District, Yinchuan City

Telephone: [Redacted]

Email: huanhuan11248@sina.com

A Partner may change its address at any time by sending a notice to the Partnership and the other Partner, provided that any notice or document delivered by the other Partner to the original address of such Partner prior to the receipt of such notice of change shall still be deemed to have been effectively given to such Partner.

14.1.2	Unless there’s evidence that it was received earlier, a notice shall be deemed to have been given:

(1)	if delivered in person, when delivered to the address set forth in Section 14.1.1;

(2)	if sent by registered mail or express delivery, postage prepaid, 10 Working Days after deposit;

(3)	if sent by air mail, 5 Working Days after deposit; or

(4)	if sent by facsimile, when the sender’s facsimile machine shows confirmation of transmission.

14.2	Force majeure

14.2.1

“Force majeure” means any event preventing a Party from performing all or part of this Partnership Agreement that occurs after the date hereof and is unforeseeable at the time of execution hereof, the happening and consequences of which are unavoidable or insurmountable, including without limitation earthquake, typhoon, flood, fire, war, international or domestic transportation interruption, epidemics, riot, strike and other events that are generally deemed force majeure, provided, however, any fund shortage suffered by a Party shall not be deemed an event of force majeure itself.

14.2.2

Any Party prevented from performing its obligations hereunder by an event of force majeure shall not be deemed to have breached this Partnership Agreement during the period affected by such event of force majeure, provided that the Party claiming the occurrence of such event of force majeure shall notify the other Party without delay, and within 15 days thereafter, provide sufficient proofs about the occurrence and continuance of such event of force majeure.

14.2.3

Upon the occurrence of an event of force majeure, the Partners shall immediately negotiate to seek fair solutions and use reasonable endeavors to minimize the consequences of such event of force majeure.

14.3	Exhibits

The exhibits to this Partnership Agreement are an integral part hereto and have equal legal effect as this Partnership Agreement.

14.4	Severability

If any provision hereof or its applicability to any person or circumstance is held invalid, the validity of the remaining provisions or the applicability of such provision to other persons and circumstances shall in no way be affected.

14.5	Confidentiality

Each Party to this Partnership Agreement shall have the obligation to keep in strict confidence the trade secrets of the other Party obtained by it as a result of negotiating, executing and performing this Partnership Agreement. The Limited Partner shall have the obligation to keep in strict confidence the business information of the Limited Partnership obtained by it through its financial reports, quarterly investment reports and meetings of Partners. The provisions of this Section 14.5 shall survive any amendment, suspension, rescission, termination, invalidity or cancellation of this Partnership Agreement and always be binding upon each Party hereto.

14.6	Counterparts

This Partnership Agreement shall be made in 【eight】 counterparts, two counterparts to be held by the Parties hereto respectively, and the remaining counterparts be kept by the Limited Partnership for performing the applicable procedures. Each counterpart shall have equal legal effect.

14.7	Effective date

This Partnership Agreement shall take effect after being signed or chopped by the legal/authorized representatives and stamped with the official or contract seals of the Limited Partner and the General Partner respectively. Any amendment to this Partnership Agreement shall take effect after being executed in such manner as provided herein.

14.8	Conflict

The Partners unanimously agree in writing that in case of any conflict between the provisions of this Partnership Agreement and any other agreement or document entered into between the Partners, the provisions of this Partnership Agreement shall prevail. If this Partnership Agreement has a number of versions whose contents conflict with each other, this execution version shall prevail.

[End of text]

[Signature page to Partnership Agreement of Huatai (Ningxia) Enterprise Counseling Service Partnership (Limited Partnership)]

IN WITNESS WHEREOF, this Partnership Agreement has been executed by the following Parties in Yinchuan, Ningxia on October 21, 2019:

Limited Partner (seal): Yinchuan Xingyin Investment Fund Partnership (Limited Partnership)

/s/ Yinchuan Xingyin Investment Fund Partnership (Limited Partnership)

Representative of the managing partner (signature or seal): /s/ WANG Xiwei

General Partner (seal): Pintec (Ganzhou) Technology Co., Ltd.

/s/ Pintec (Ganzhou) Technology Co., Ltd.

Legal or authorized representative (signature or seal): /s/ WEI Wei